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                                                                HEI EXHIBIT 99.2

                                AMENDMENT 2002-2
                                     TO THE
              HAWAIIAN ELECTRIC INDUSTRIES RETIREMENT SAVINGS PLAN

In accordance with Section 8.1 of the Hawaiian Electric Industries Retirement Savings Plan (the "Plan"), the Plan is hereby amended as follows:

1. Duration of Participation. Effective January 1, 2002, Section 1.3 of the Plan is amended by replacing the words "separation from service" with "severance from employment" in the last line thereof.

2. Salary Reduction Elections. Effective July 1, 2002, Section 1.1(c) of the Plan is amended and restated in its entirety to read as follows:

      (c) Salary Reduction Elections. An Eligible Employee who has met the requirements for participation in Section 1.1(a) or 1.1(b) becomes a Participant by making a salary reduction election. A salary reduction election is an election by the Participant to forego taxable cash compensation in return for a tax-deferred, employer contribution of equal amount to the Participant's Account in the Plan. A Participant's salary reduction election becomes effective as soon as practicable following its completion and submission in accordance with procedures established by the Administrative Committee, but no sooner than the pay period following the pay period in which the election is properly submitted.

      A Participant may amend or revoke a salary reduction election for any reason, such changes to take effect prospectively. If a Participant voluntarily terminates a salary reduction election, the Participant may resume salary reduction contributions by making and submitting a new election in accordance with procedures established by the Administrative Committee. A Participating Employer, the PIC, or the Administrative Committee may also revoke or amend a Participant's salary reduction election to prevent the Participant from exceeding one of the maximum limitations described in Article III or in the event of a conflict between the salary reduction election and other payroll deductions authorized by the Participant or required by law. The Administrative Committee may adopt and modify rules and procedures for salary reduction elections.

3. Salary Reduction Contributions. Effective July 1, 2002, Section 2.1 of the Plan is amended and restated in its entirety to read as follows:

      Section 2.1   Salary Reduction Contributions

      Each Participating Employer shall make salary reduction contributions in accordance with the salary reduction elections made by its Participants in accordance with this Section.

      (a) Regular Salary Reduction Elections. Any Eligible Employee may elect Regular Salary Reduction Contributions of 1% - 30% (in increments of .25%) of

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         his or her annual Compensation. Such contributions may not exceed the maximum permissible for any Plan Year under the limitations set forth in Article III.

         (b) Catch-Up Contributions. Any Participant who has reached age 50 may elect to make Catch-Up Contributions to the Plan. For purposes of this subsection, a Participant is deemed to reach age 50 on January 1 of the year in which his or her 50th birthday will occur (even if the Participant subsequently terminates employment or dies before reaching his or her 50th birthday).

         A Participant's Catch-Up Contributions for a Plan Year may not exceed the maximum dollar amount permissible under Section 414(v) of the Code. The limitation is $1,000 for 2002, and will increase to $2,000 for 2003, $3,000 for 2004, $4,000 for 2005, and $5,000 (as adjusted for changes in the cost of living after 2006) for 2006 and thereafter. Catch-Up Contributions are not subject to the limitations set forth in
         Article III or to the 30% Plan limit on regular salary reduction contributions set forth in the preceding subsection.

         A Participant who has reached age 50 may elect to make Catch-Up Contributions for a Plan Year regardless of whether his or her Regular Salary Reduction Contributions have yet reached the Plan limitation set forth in subsection (a) or the Code limitations set forth in Sections
         3.1 and 3.2. However, if such Participant's Regular Salary Reduction Contributions do not reach such limits by the end of the Plan Year, the Participant's Catch-Up Contributions shall be recharacterized as Regular Salary Reduction Contributions to the extent provided in
         Section 3.1(b)(5).

         (c) Administrative Procedures. The Administrative Committee shall have the power to adopt reasonable procedures for administering Regular Salary Reduction Contributions and Catch-Up Contributions. Such procedures may provide for salary reduction elections to be stated as dollar amounts, percentages, or a combination thereof, and may employ measures of compensation other than Compensation as defined in Section
         10.7 (e.g., percentage elections may be applied to periodic payroll amounts rather than pro-rated Compensation). The procedures may establish reasonable limitations on the amount a Participant may contribute for any pay period, provided such limitations do not unreasonably limit Participants' opportunities to make the maximum permissible Regular Salary Reduction Contributions and Catch-Up Contributions over the course of a Plan Year. The procedures may provide for an Eligible Employee to receive salary reduction election materials within a reasonable time before or after he or she becomes eligible to participate, and thus may defer the effective date of the Eligible Employee's initial election for a reasonable time after his or her eligibility date to allow for the distribution of election materials and the processing of the initial election. The procedures shall not discriminate in favor of highly compensated employees.

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      (d)   Deposit of Contributions. Except as permitted under Section
      2510.3-102 of the Department of Labor Regulations, all salary reduction contributions shall be deposited with the Trustee no later than the fifteenth (15th) business day of the month following the month in which such amounts would have been paid to the Participant in cash but for the Participant's salary reduction election.

      (e) Mistakes of Fact. If a salary reduction contribution is made because of a mistake of fact, the contribution may be returned within one year after the contribution is made. The amount that may be returned is the amount contributed over the amount that would have been contributed had no mistake of fact occurred. Earnings on mistaken contributions may not be returned, but losses attributable thereto reduce the amount returned.

4. Rollover Contributions. Effective July 1, 2002, Section 2.4 of the Plan is amended and restated in its entirety to read as follows:

      Section 2.4   Rollover Contributions

              (a) Direct Rollovers. With the consent of the Administrative Committee, an Eligible Employee, whether or not a Participant, may make a "direct rollover" to the Plan from (i) a retirement plan qualified under
      Section 401(a) of the Code; (ii) an annuity arrangement described in
      Section 403(b) of the Code; (iii) an eligible deferred compensation plan described in Section 457(b) of the Code that is maintained by an eligible employer described in Section 457(e)(1)(A) of the Code; or (iv) an individual retirement arrangement qualified under Section 408 of the Code. A "direct rollover" is a direct payment of an eligible rollover distribution by any reasonable means from the trustee or annuity provider of the former plan or arrangement to the Trustee of this Plan. The Administrative Committee may adopt reasonable standards and procedures for determining whether a proposed rollover is permissible under this Section and the applicable provision of the Code.

              (b) Other Rollovers. The Administrative Committee may consider traditional rollovers by Eligible Employees. To protect the tax-qualified status of the Plan, the Administrative Committee may ask the Eligible Employee to provide an opinion of counsel or other evidence to establish that the requirements for a rollover distribution have been satisfied.

              (c) After-Tax Rollovers from Employer Plans. The Plan may accept direct rollovers of after-tax amounts from retirement plans qualified under Section 401(a) of the Code. The Trustee shall separately account for such after-tax amounts.

5.    Section 401(k) Nondiscrimination Rules. Effective July 1, 2002, Section
3.1 of the Plan, as amended by Amendment 2002-1, is further amended by adding the following new subsection following subsection (b)(4) thereof:

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      (5)   ADP testing shall be based solely on Participants' Regular Salary
      Reduction Contributions during each Plan Year; Catch-Up Contributions shall be disregarded. In particular, Catch-Up Contributions shall be excluded from the determination of each Participant's Regular Salary Reduction Contributions to each Component of the Plan for the Plan Year, and thus shall not be included in computing the ADP for the Participant's group of Eligible Employees for the relevant component for the Plan Year.

      A Participant's Catch-Up Contributions for the Plan Year shall equal the amount contributed by the Participant pursuant to Section 2.1(b), adjusted as provided in this subsection. If the Participant's Regular Salary Reduction Contributions made pursuant to Section 2.1(a) for the Plan Year do not exceed the lesser of the Plan percentage limit set forth in Section 2.1(a) or the Code limitation set forth in Section 3.2(a), contributions made by the Participant pursuant to Section 2.1(b) shall be reclassified as Regular Salary Reduction Contributions in an amount equal to the lesser of (i) the difference between the lower of the applicable limitations and the Participant's contributions pursuant to Section 2.1(a), or (ii) the total amount contributed by the Participant pursuant to Section 2.1(b). Any recharacterization pursuant to this subsection shall apply to the ESOP Component and Non-ESOP Component in proportion to the amount of Catch-Up Contributions to each Component prior to the recharacterization.

6. Excess Contributions. Effective July 1, 2002, Section 3.1(c) of the Plan, as amended by Amendment 2002-1, is further amended by adding the following new subsection after subsection (7) thereof:

            (8) If an HCE who would otherwise receive a corrective distribution has reached age 50 (determined in accordance with Section 2.1(b)), and such HCE's Catch-Up Contributions for the Plan Year pursuant to Section 2.1(b) (adjusted in accordance with Section 3.1(b)(5)) are less than the Catch-Up Contribution dollar limit set forth in Section 2.1(b), some or all of the amount that would otherwise be distributed to such HCE shall be recharacterized as a Catch-Up Contribution and retained in such HCE's Account. The amount to be recharacterized and retained pursuant to this subsection shall be equal to the lesser of (i) the difference between the Catch-Up Contribution dollar limit for the Plan Year and the HCE's prior Catch-Up Contributions for the Plan Year (adjusted in accordance with Section 3.1(b)(5)), or (ii) the total amount that would otherwise be distributed to the HCE as a corrective distribution.

7. Maximum Contributions. Effective January 1, 2002, Section 3.2 of the Plan is amended and restated in its entirety to read as follows:

      Section 3.2  Maximum Contributions

             (a) Dollar Limit on Salary Reduction Contributions. No Participant shall be permitted to elect Regular Salary Reduction Contributions during any calendar year in excess of the amount of elective deferrals permitted by Section

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         402(g)(1) of the Code. The limit is $11,000 for 2002, $12,000 for 2003,
         $13,000 for 2004, $14,000 for 2005, and $15,000 for 2006 and
         thereafter. After 2006, the limit will be adjusted annually by the IRS for cost-of-living increases.

                  This limitation applies to the Participant and is based not only on Regular Salary Reduction Contributions to this Plan but also on "elective deferrals" to certain plans or annuity arrangements of other employers. "Elective deferrals" are elective salary reduction contributions (other than catch-up contributions) made to employer-sponsored, qualified Section 401(k) plans, Section 403(b) annuity arrangements, Section 408(k) simplified employee pension plans, and Section 408(p) SIMPLE plans. Because neither the Participating Employers, nor the PIC, nor the Administrative Committee has knowledge of a Participant's elective deferrals in plans or arrangements of other employers, it is the Participant's responsibility to monitor this limitation with respect to all elective deferrals. If a Participant's Regular Salary Reduction Contributions plus other elective deferrals for a Plan Year are in excess of the 402(g) limit, the Participant must allocate the excess to one or more of the plans or arrangements in which he or she participates. If the Participant chooses to allocate some or all of the excess elective deferrals to this Plan , the Participant must so notify the Administrative Committee no later than March 1 of the year following the year in which the excess occurred. The Participant's notice to the Administrative Committee must (i) be in writing, (ii) specify the amount of such excess for the preceding year allocated to the Plan, and (iii) be accompanied by the Participant's written statement to the effect that if such amounts are not distributed, such excess (when added to amounts deferred under other qualified retirement plans or arrangements) would exceed the limit imposed on the Participant by Section 402(g) of the Code for the year in which the contribution occurred. A Participant shall be deemed to have provided the foregoing notice to the Administrative Committee if the Participant's deferrals have exceeded the 402(g) limit taking into account only deferrals to this Plan and other plans sponsored by the Participating Employers or an Associated Company.

                  Any excess elective deferrals allocated to the Plan in accordance with the foregoing paragraph, plus any income and minus any loss allocable thereto, shall be distributed to the Participant no later than April 15 of the year following the year in which the excess occurred. Income or loss shall be determined by multiplying the income or loss allocable to the Participant's Account (to the extent the Account is derived from Regular Salary Reduction Contributions and Catch-Up Contributions) for the Plan Year by a fraction, the numerator of which is the amount of the excess deferrals under the Plan on behalf of the Participant for the Plan Year and the denominator of which is the sum of the Participant's Account balance attributable to Regular Salary Reduction Contributions and Catch-Up Contributions as of the beginning of the Plan Year plus the Participant's Regular Salary Reduction Contributions and Catch-Up Contributions for the Plan Year. No adjustment shall be made for the gap period between the end of the

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     Plan Year in which the excess deferrals were made and the time when the excess deferrals are distributed.

          (b) Section 415 Limitations. In each Plan Year "Annual Additions" to the Plan (plus "Annual Additions" to any other defined contribution plan that a Participating Employer maintains) on behalf of each Participant may not exceed the lesser of $40,000 (adjusted for cost-of-living increases) or 100% of the Participant's 415 Compensation for the Plan Year. "Annual Additions" means the sum credited to a Participant's Account for a Plan Year of:

          (1) all Regular Salary Reduction Contributions and HEIDI contributions,

          (2)  all Employee contributions (none are currently allowed),

          (3) forfeitures (there is no allocation of forfeitures under the Plan; any forfeiture of HEIDI contributions is used to reduce future HEIDI contributions), and

          (4) with respect to "key employees" only, amounts contributed to a 401(h) account in a defined benefit plan or to a qualified asset account in a welfare benefit fund to provide postretirement medical benefits to or on behalf of the "key employee," except that the 100% of 415 Compensation limitation on Annual Additions shall not apply to any amounts treated as Annual Additions under this paragraph.

          Catch-Up Contributions and assets transferred or rolled over from another qualified plan are not Annual Additions. Furthermore, the repayment of a Plan loan is not an Annual Addition. However, Annual Additions shall include Regular Salary Reduction Contributions for such Plan Year that are subsequently distributed to a Participant pursuant to this Article III, except to the extent of excess Regular Salary Reduction Contributions and earnings thereon refunded to the Participant by April 15 of the following Plan Year.

          (c)  Section 415 Aggregation Rules. In applying the limitations of
     Section 415 of the Code, all defined benefit plans (whether or not terminated) of a Participating Employer shall be treated as one plan, and all defined contribution plans (whether or not terminated) of a Participating Employer shall be treated as one plan. Furthermore, the term "Participating Employer" shall include all corporations that are members of the same controlled group of corporations or are under common control with a Participating Employer, except that control shall be considered to exist if there is more than 50% ownership control rather than 80% ownership control.

8. Subaccounts. Effective July 1, 2002, Section 4.2(a) of the Plan is amended by revising the last sentence of the first paragraph to read as follows:

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         As of July 1, 2002, the Trustee maintains the following subaccounts:

         .     Salary Reduction          .     IRA
         .     Participant Voluntary     .     Voluntary HEISOP
         .     Rollover                  .     Employer HEISOP
         .     HEI Diversified Plan      .     Employee Pre-Tax Catch-Up
         .     Employer ASB              .     After-Tax Rollover
         .     Employer Supplemental     .     Employer BIA

9. Expenses. Effective July 1, 2002, Section 4.2(d) of the Plan (as renumbered by Amendment 2002-1) is amended and restated in its entirety to read as follows:

                  (d) Expenses. To the extent not paid by the Participating Employers, all costs and expenses of the Plan and any taxes assessed against the Plan shall be paid from the Plan. Each Participant may be assessed a recordkeeping fee by the Trustee with respect to his or her overall Account. If a Participant directs an investment in a Plan loan to himself or herself in accordance with Section 4.3(f), a loan set-up fee may be charged against the Participant's Account, and a periodic loan servicing fee may be assessed for as long as the loan is outstanding. If a Participant requests and receives an in-service withdrawal in accordance with Section 6.4, an administrative fee may be charged to the Participant's Account. The current fee schedule for fees charged to Participants' Accounts is available from the Trustee upon request.

10. Plan Loans to Active Participants. Section 4.3(f) of the Plan is amended and restated in its entirety to read as follows:

                  (f) Plan Loans to Active Participants. This Section 4.3(f) sets forth guidelines for administering the loan program established by the PIC for Participants who are "parties in interest," as defined in
         Section 3(14) of ERISA. The loan program is administered by the Trustee in accordance with procedures approved by the Administrative Committee. The loan procedures are incorporated herein by this reference and may be amended at any time without notice and without further amendment to the Plan.

                       (i) Loan Sources. Plan loans may be taken only from the following subaccounts: Salary Reduction, Participant Voluntary, Rollover, Employer ASB, Employer BIA, Employee Pre-Tax Catch-Up and After-Tax Rollover (collectively, "loan subaccounts").

                       (ii) Application Procedures. A Participant wishing to obtain a loan may initiate the process through the Trustee's telephone and internet services. The Participant has thirty days after initiating the loan to complete the loan application process. If the process is not completed within thirty days, the Participant must reinitiate the process. The loan application includes a

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     promissory note and security agreement and is subject to the review and approval of the Administrative Committee.

               (iii) Maximum Loan Amount. The maximum amount which may be borrowed by any Participant is the lesser of:

                     (A) 50% of the Participant's vested Account balance, or

                     (B) $50,000, reduced by the excess (if any) of

                          (1) the highest outstanding balance of loans from the Plan during the one-year period ending on the date one day before the date on which the loan is made, over

                          (2) the outstanding balance of loans from the Plan on the date the loan is made.

               (iv) Minimum Loan Amount. Loans will not be permitted for less than $1,000.

               (v) Repayment Terms. Loans must be repaid within five years, unless the Participant uses the loan proceeds to buy the Participant's principal residence, in which case the Administrative Committee may agree to a repayment period of up to fifteen years. The principal residence exception to the five-year repayment rule does not apply to loans for the improvement of a Participant's principal residence. The Administrative Committee shall require that active Participants agree to have their loans repaid by payroll deduction so long as they are receiving Compensation from a Participating Employer, and to make payments directly to the Participating Employer during any periods of leave of absence when the Participant is not receiving sufficient Compensation to cover the loan payment (other than periods of military leave during which repayment is suspended pursuant to subsection (xi)). When a Participant terminates employment and ceases receiving Compensation from a Participating Employer, repayments thereafter shall be made directly to the Trustee. Interest will be paid as it accrues, with level amortization.

               (vi) Purposes for Which Loans May Be Granted. Participants may have up to two loans outstanding, provided the maximum loan amount is not exceeded. The first loan may be granted without restriction on the use of the proceeds. A second loan will be permitted only if a Participant experiences an unforeseen or extraordinary situation that the Administrative Committee determines constitutes a "hardship." A Participant wishing to apply for a hardship loan must demonstrate to the satisfaction of the Administrative Committee that the Participant has an immediate and substantial financial need. Examples of situations that constitute "hardship" include (1) the purchase of a principal residence, (2) payment of medical expenses described in Section 213(d) of the

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     Code incurred by the Participant, the Participant's spouse, children or other tax dependents, (3) payment of college tuition and related expenses for up to twelve months for the Participant, the Participant's spouse, children or other tax dependents, (4) payment of funeral expenses of a family member, or (5) payment to prevent eviction from the Participant's principal residence or foreclosure on the mortgage on the Participant's principal residence. Under no circumstances shall the Administrative Committee or the Trustee conduct the loan program in a manner which is more favorable to Participants who are HCEs than to other Participants.

               (vii) Interest Rates. The interest rate charged shall be two percentage points above the then current rate of interest being paid by the American Savings Bank, F.S.B. Money Market Account.

               (viii) Collateral. The Administrative Committee shall require that the loan be secured by 50% of the Participant's vested Account balance at the time the loan is approved.

               (ix) Repayment Upon Distribution. If a Participant or Beneficiary applies for or otherwise becomes entitled to an immediate distribution in accordance with Section 6.1 of the Plan upon the Participant's severance from employment, Retirement, Disability, or death (including the automatic distribution of a small Account balance without the Participant's consent), the unpaid balance of any outstanding loan shall be due and payable in full immediately prior to such distribution. If repayment is not made in full prior to the distribution, the Participant's total Account balance will be reduced by the unpaid loan balance when the distribution is made.

               (x)    Default. Default will occur if:

                      (1) The Participant falls more than three months behind on repayment of the loan, without repaying the unpaid balance, either because of inadequate payroll deductions during employment or because of failure to make required payments to the Trustee following termination of employment,

                      (2) The Plan is terminated, or

                      (3) The Participant is involved as a debtor in a bankruptcy or insolvency proceeding brought by or against the Participant.

               If there is a default, the following will occur:

                      (A) The principal amount of the loan plus interest accrued through the date of default will be a deemed distribution, subject to all applicable taxes. The Trustee will issue Internal Revenue Service Form 1099-R to the Participant, reflecting the deemed distribution.

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                    (B)  Although the default will be a deemed distribution, the
     Trustee will not reduce the Participant's Account until a distributable event occurs under the terms of the Plan. The outstanding balance of the defaulted loan (including interest accruing after default) shall be considered outstanding in applying Section 4.3(f)(iii) to determine the maximum amount of any subsequent loan. Furthermore, the Administrative Committee shall balance the fact that the Participant is in default against the "hardship" demonstrated as the need for the second loan, and may deny a second loan based on the default.

This section is effective July 1, 2002, except that: (i) the addition of Employer BIA as a loan subaccount in subsection (i) is effective April 1, 2002; and (ii) the amendment of subsection (ix) is effective January 1, 2002.

11. Vesting. Effective January 1, 2002, Section 5.1 of the Plan is amended by replacing the words "severance from service" with "separation from employment" in each place they occur.

12.  Restoration of Forfeitures from Merged Plan. Effective April 1, 2002,
Section 5.2 of the Plan is amended by adding the following new subsection at the end thereof:

          (d) Restoration of Forfeitures from Merged Plan. If an individual was a participant in the Bishop Insurance Agency of Hawaii, Inc. 401(k) Profit Sharing Plan (the "BIA Plan") before the BIA Plan was merged into this Plan, and such individual terminated employment and incurred a forfeiture of all or part of his or her account balance in the BIA Plan on or before December 31, 2001, the individual may be entitled to restoration of the forfeited amount if he or she subsequently becomes an Employee of a Participating Employer. The forfeited amount will be restored only if (1) the individual becomes an Employee before he or she has incurred five consecutive One-Year Breaks in Service (determined under the rules set forth in Sections 10.20 and 5.1(b)(iii), applied as if Bishop Insurance Agency of Hawaii, Inc. had been a Participating Employer at all relevant times), and (2) the Employee repays any amount distributed to him or her from the BIA Plan within five years of the date on which he or she becomes an Employee. Any amount restored pursuant to this subsection shall be fully vested from the time of such restoration.

13. Commencement of Benefits. Effective January 1, 2002, Section 6.1 of the Plan is amended by replacing the words "separation from service" with "severance from employment" in each place they occur. Effective July 1, 2002, Section 6.1 is further amended by replacing the words "completing the proper distribution forms" in the first sentence of the second paragraph with the words "applying for a distribution in accordance with procedures established by the Administrative Committee."

14. Form of Benefits. Effective July 1, 2002, the last paragraph of Section 6.2 of the Plan, as amended by Amendment 2002-1, is further amended and restated to read as follows:

     All distributions shall be in the form of cash, except that a Participant's investment in the Company Stock Fund shall be converted to an equivalent

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       number of shares of Company Stock. The normal form of distribution for investments held in the Company Stock Fund shall be such Company Stock. A Participant may also elect to receive any such distribution from the Company Stock Fund in cash in lieu of Company Stock (and shall be deemed to have made such an election with respect to any automatic distribution of $5,000 or less, in accordance with the first paragraph of Section 6.1, unless the Participant affirmatively elects to receive the distribution in the form of Company Stock before the automatic distribution is made). The value of any fractional share equivalent shall be paid in cash. A Participant may determine the portion of his or her Account balance that will be distributable in Company Stock by directing the investment of such portion in the Company Stock Fund before a distribution is made.

15.    In-Service Withdrawals. Effective July 1, 2002, the heading of Section
6.4 of the Plan is amended to read "In-Service Withdrawals," and Section 6.4(a) is amended and restated in its entirety to read as follows:

       (a) Withdrawals from Participant Voluntary, Voluntary HEISOP, and IRA Subaccounts. A Participant may at any time request (in accordance with procedures adopted by the Administrative Committee) a withdrawal from the following subaccounts: Participant Voluntary, Voluntary HEISOP, or IRA. Any withdrawal will be processed as soon as administratively feasible.

16. Hardship Withdrawals. Effective January 1, 2002, Section 6.4(b) of the Plan is amended and restated in its entirety to read as follows:

       (b) Hardship Withdrawals. Hardship withdrawals may be made from the following subaccounts: Salary Reduction, Employer ASB, and Employer HEISOP. Effective April 1, 2002, hardship withdrawals may also be made from Employer BIA subaccounts, and effective July 1, 2002, from Employee Pre-Tax Catch-Up subaccounts. However, no hardship withdrawal shall include any income earned after January 1, 1989 that is allocable to Regular Salary Reduction Contributions or Catch-Up Contributions. To qualify for a hardship withdrawal, a Participant must demonstrate to the satisfaction of the Administrative Committee that the Participant has an "immediate and heavy financial need" and no other resources readily available to meet such need. A Participant shall be deemed to have an immediate and heavy financial need in connection with: (1) the purchase (excluding mortgage payments) of a principal residence, (2) payment of medical expenses described in Section 213(d) of the Code incurred by the Participant, the Participant's spouse, children or other tax dependents,
       (3) payment of tuition, related educational fees, and room and board expenses for the next twelve months of post-secondary education for the Participant, the Participant's spouse, children or other tax dependents,
       (4) payment of funeral expenses of a family member, or (5) payment to prevent eviction from the Participant's principal residence or foreclosure on the mortgage on the Participant's principal residence.

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          The amount requested may not exceed the amount required to relieve the immediate and heavy financial need after taking into consideration the amount of such need that may be satisfied from other resources reasonably available to the Participant. In connection with determining the amount of such need that may be satisfied from other resources, the Administrative Committee may rely on the Participant's written representation that the need cannot be relieved: (1) through reimbursement or compensation by insurance or otherwise, (2) by reasonable liquidation of the Participant's assets, to the extent such liquidation would not itself cause an immediate and heavy financial need,
       (3) by cessation of salary reduction contributions under the Plan, or (4) through other distributions or nontaxable loans from the Plan or other plans maintained by a Participating Employer or any other employer of the Participant or by borrowing from commercial sources on reasonable commercial terms. If a Participant qualifies for and receives an in-service withdrawal on account of hardship from his or her Salary Reduction subaccount on or after January 1, 2002, the Participant shall not be permitted to make salary reduction contributions to the Plan for six months following the distribution. In the case of a hardship distribution made prior to January 1, 2002, the period of suspension shall be one year, as provided under the Plan as in effect prior to this Amendment.

17. Eligible Rollover Distributions. Effective January 1, 2002, Section 6.7 of the Plan is amended by amending and restating the third paragraph thereof to read as follows:

       A "direct rollover" is a payment by the Plan directly to the eligible retirement plan specified by the distributee. An "eligible retirement plan" is a plan that will accept the distributee's eligible rollover distribution and that is (i) an individual retirement account described in section 408(a) of the Code, (ii) an individual retirement annuity described in section 408(b) of the Code, (iii) a qualified trust described in section 401(a) of the Code, (iv) an annuity plan described in section 403(a) of the Code, (v) an eligible deferred compensation plan described in Section 457(b) of the Code that is maintained by an eligible employer described in Section 457(e)(1)(A) of the Code, or (vi) an annuity contract described in Section 403(b) of the Code. A "distributee" includes a Participant and a Participant's spouse or former spouse who is an alternate payee under a QDRO.

18.    The PIC and the Administrative Committee. Effective July 1, 2002, Section
7.1 of the Plan is amended by replacing the fourth paragraph thereof with the following:

       All consents, elections, applications, designations, and other submissions required or permitted under the Plan must be made in accordance with procedures (and, where applicable, on forms) established or otherwise approved by the Administrative Committee, and shall be recognized only if properly completed and authenticated in accordance with such procedures.

19. Compensation. Effective January 1, 2002, Section 10.7 of the Plan is amended and restated in its entirety to read as follows:

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

       10.7 Compensation means the Employee's Box 1, W-2 earnings from the Participating Employers for the Plan Year, modified (i) to exclude discretionary bonuses (other than the Merit Performance Bonus of American Savings Bank, F.S.B., which may be partially or fully contributed to the Plan in accordance with Section 2.2, but which is not taken into account in determining other Regular Salary Reduction Contributions or Catch-Up Contributions under Section 2.1), fringe benefits, FlexCredits and ASB Dollars, reimbursements, moving expenses and other expense allowances, retroactive pay increases, and special executive compensation; and (ii) to include elective contributions made by a Participating Employer to this Plan, a cafeteria plan (other than employer-provided FlexCredits and ASB Dollars), or a transportation spending plan that are excluded from the taxable income of the Employee under Sections 402(e)(3), 125, or 132(f) of the Code. Special executive compensation is noncash compensation and nonqualified deferred compensation available only to a select group of management Employees. Compensation earned prior to an Eligible Employee becoming a Participant shall not be counted in determining contributions to the Plan. Compensation shall be limited to $200,000 annually, as adjusted for increases in the cost of living since July 1, 2001, in accordance with Sections 401(a)(17)(B) and 415(d) of the Code.

       "HEIDI Compensation" means all straight-time pay and commissions paid (or accrued) during the Plan Year for services rendered to a HEIDI Employer. HEIDI Compensation shall include elective contributions made by a HEIDI Employer to this Plan or to a cafeteria plan (other than employer-provided FlexCredits) or transportation spending plan that are excluded from the taxable income of the Employee under Sections 402(e)(3), 125, or 132(f) of the Code. HEIDI Compensation shall not include overtime or premium pay, discretionary bonuses, reimbursements or other expense allowances, fringe benefits, deferred compensation, welfare benefits, or contributions (except for elective contributions) by a HEIDI Employer to this Plan or any other employee benefit plan. HEIDI Compensation earned prior to an Eligible Employee becoming a Participant shall not be counted in determining contributions to the Plan. HEIDI Compensation shall be limited to $200,000 annually, as adjusted for increases in the cost of living since July 1, 2001, in accordance with Sections 401(a)(17)(B) and 415(d) of the Code.

       "ADP Compensation" means the Employee's Box 1, W-2 earnings for the year, without modification. ADP Compensation shall be limited to $200,000 annually, as adjusted for increases in the cost of living since July 1, 2001, in accordance with Sections 401(a)(17)(B) and 415(d) of the Code.

       "415 Compensation" means the Employee's Box 1, W-2 earnings for the year, modified to include elective contributions made by a Participating Employer to this Plan or to a cafeteria plan or transportation spending plan that are excluded from the taxable income of the Employee under Sections 402(e)(3), 125, or 132(f) of the Code. 415 Compensation shall be limited to $200,000 annually, as adjusted for increases in the cost of living since July 1, 2001, in accordance with Sections 401(a)(17)(B) and 415(d) of the Code.

20. HEIDI Employers. Effective January 1, 2002, Section 10.14 of the Plan is amended and restated in its entirety to read as follows:

       10.14 HEIDI Employer means, effective January 1, 2002, HEI Diversified, Inc., HEI Power Corp., Pacific Energy Conservation Services, Inc., ProVision Technologies, Inc., and any other Participating Employer that chooses to make nonelective, employer contributions on behalf of its eligible Employees pursuant to Section 2.3.

21. Participating Employers. Effective January 1, 2002, Section 10.22 of the Plan is amended and restated in its entirety to read as follows:

       10.22 Participating Employer means the Company and any entity affiliated with the Company whose participation in the Plan has been approved by the Company and by such entity's board of directors. As of January 1, 2002, the Participating Employers are: the Company; Hawaiian Electric Company, Inc.; Maui Electric Company, Limited; Hawaii Electric Light Company, Inc.; American Savings Bank, F.S.B.; American Savings Investment Services Corp.; Bishop Insurance Agency of Hawaii, Inc.; HEI Diversified, Inc.; HEI Power Corp.; Pacific Energy Conservation Services, Inc.; and ProVision Technologies, Inc.

22. Definitions of Regular Salary Reduction Contribution and Catch-Up Contribution. Effective July 1, 2002, Article X of the Plan is amended by adding the following new definitions, to be appropriately numbered:

       Catch-Up Contribution means an additional salary reduction contribution that is made by a Participant who has reached age 50 (determined in accordance with Section 2.1(b) of the Plan) and that exceeds either the percentage limitation on Regular Salary Reduction Contributions set forth in Section 2.1(a) of the Plan, a Code limitation described in Section 3.2 of the Plan, or the ADP limitation described in Section 3.1 of the Plan. The amount of a Participant's Catch-Up Contributions for a Plan Year is determined in accordance with Section 2.1(b) of the Plan, as adjusted in accordance with Section 3.1(b)(5) and/or Section 3.1(c)(8) of the Plan.

       Regular Salary Reduction Contribution means a salary reduction contribution made pursuant to a Participant's salary reduction election under Section 2.1(a) or Section 2.2 of the Plan, other than a contribution that is recharacterized as a Catch-Up Contribution pursuant to Section 3.1(c)(8), plus any contribution made pursuant to Section 2.1(b) that is recharacterized as a Regular Salary Reduction Contribution pursuant to Section 3.1(c)(5).

23. Determination of Top-Heavy Status. Effective January 1, 2002, Section 11.1(a) of the Plan is amended and restated in its entirety to read as follows:

       (a) Key Employee: Any Employee or former Employee (and the beneficiaries of such Employee) who at any time during the Plan Year was:

            (i) An officer of a Participating Employer having annual 415 Compensation greater than $130,000 (as adjusted for changes in the cost of living after July 1, 2001),

            (ii)   A 5% owner of a Participating Employer, or

            (iv) A 1% owner of a Participating Employer who has an annual 415 Compensation of more than $150,000.

            The determination of who is a Key Employee shall be made in accordance with Section 416(i)(1) of the Code and the regulations thereunder.

            A "non-Key Employee" is any Employee who is not a Key Employee.

Portions of this Amendment 2002-2 are adopted to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA"). This amendment is intended as good faith compliance with the requirements of EGTRRA and is to be construed in accordance with EGTRRA and guidance issued thereunder.

TO RECORD the adoption of these amendments to the Plan, the Hawaiian Electric Industries, Inc. Pension Investment Committee has caused this document to be
executed this 31st day of,      May      , 2002.


                                         HAWAIIAN ELECTRIC INDUSTRIES, INC.
                                         PENSION INVESTMENT COMMITTEE

                                         By /s/ Peter C. Lewis
                                           ----------------------------------
                                                Its member


                                         By /s/ Constance H. Lau
                                           ----------------------------------
                                                Its member

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